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Bond Number: 4464391NV
Penal Sum: Fifteen Million, United States Dollars ($15,000,000.00)

FINANCIAL GUARANTEE BOND

KNOW ALL MEN BY THESE PRESENTS:

That American Homes Assurance Company, an American International Group of Companies Member hereinafter referred to as Obligor in the Penal Sum of Fifteen Million ($15,000,000.00 USD) United States Dollars, for which payment well and truly to be made, we bind ourselves, our heirs, executors, administrators and successors, jointly and severally follow-ing this Bond.

WHEREAS, Principal Obligee has agreed to fund a loan to Obligor and Obligor has agreed to borrow from Principal certain funds pursuant to the terms and conditions of previous contracts and agreements attached hereto as exhibits bearing transaction Code: 81423US.

WHEREAS, the principal / obligee has taken certain collateral to secure the repayment of the loan as evidence by exhibits attached hereto and incorporated herein (the above described collateral in hereinafter referred to as the "Collateral") through the execution of a General Agreement of Indemnity.

WHEREAS, the principal Obligee has requested of the Surety that it obligate itself as Surety with respect to the funding of the one subject Loan Transaction and Surety is willing to obligate itself subject to the terms and conditions hereinafter set forth, the payment of premium issuance fees and other considerations and collateral.

NOW THEREFORE, the condition of this obligation is such that if the above-named Principal/Obligee shall fund a loan to the obligor subject to this financial guarantee bond and in accordance with the policy of the lender and during the effective date of this bond, the obligor repays the same in accordance with the terms and conditions of such loan, then this bond shall be null and void, otherwise, it shall be irrevocable and remain in full force and effect until such repayment is complete further subject however, to the following provisions, terms and conditions:


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 1. DEFINITIONS

    i) "Default" shall mean failure by the obligor to repay any part of any loan subject to this bond or any credit facility extended pursuant to this bond and in accordance with the contract and agreement attached hereto as exhibits.

   ii) "Limit of Liability" shall mean the amount hereinabove designed as such which shall be the Surety's maximum liability under this board.

  iii) "loss" as to the loan shall mean the amount of unfunded principal.
    Loss shall exclude penalties of any   nature and expenses of the col-
    lection and shall be reduced by the amount of any principal funded under the loan before payment by the surety. The aggregate amount of all losses under the bond shall not exceed the limit of liability.

 2. SURETY'S RIGHTS TO CURE DEFAULT

    Surety shall have the option to cure default to repay (in accordance with terms and conditions of surety) the loan by paying the obligee unpaid principal and interest within 60 days of its receipt of written notice at its offices of default thereunder in accordance with section
5 hereof.

 3. ASSIGNMENT

    Neither the subject loan nor this bond shall be assigned, changed, modified or extended except with the written consent of the Surety.


 4. PAYMENT OF PREMIUM ISSUANCE FEE AND CANCELLATION

    The premium issuance fee hereunder shall be payable upon the execution and before delivery of the bond and the same shall be considered fully earned. Upon funding of obligors loan (otherwise the premium is fully refundable upon demand after return of the board marked VOID). Further, this bond is null and void ab initio in the event of nonpayment in the course of or to facilitate the remission of financing to the obligor the premium issuance fee shall be refundable in accordance with our premium refund policy in favor of the obligor herein.

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 5. NOTICE OF DEFAULT

    After the obligors default, if any, a written notice thereof shall be given to the surety by the obligee no later than 60 days after default unless the surety agrees in writing to extend the time for filing of a claim with respect to such default. Notice of default shall include a signed affidavit stating THAT THE OBLIGOR HAS FILED TO PERFORM AND
REPAY DEBTS AS SET OUT IN THE CONTRACTUAL EXHIBIT TEXT ATTACHED HERETO.

All notices, applications demand and request provided for in this bond shall be in writing and addressed to:

The surety:   AMERICAN INTERNATIONAL COMPANIES
              American Homes Assurance Member Company
              3921 Willshire Blvd. Suite 303,  Los Angeles, CA 90010

The obligee:  Affordable Homes Of America, Inc.
              c/0 13760 Highway190
              Covington, LA  70433

The Obligor:  Euro Federal Bank NV
              Nieuwe Brugsteeg 1012 - 11 AG Amsterdam


 6.  LOAN SERVICING

     Surety is rendered void upon the discovery of fraud or misrepre-sentation on the part of the Obligor in the negotiation and/or consum-mation of the Loan/Surety applications and documents between Obligor and Obligee of upon the failure of the Obligee to grant properly perfected in the collateral and to maintain the continuing validity and perfection of the security interest in the collateral.

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 7.  SUBROGATION

     Upon and to the extent the Surety has made payment of Loss (if any) the Surety shall be surrogated to all of the Obligees rights against the Obligor and the Collateral and any other person or organization liable to the obligor under the terms of the Loan transaction underlying this Financial Guarantee Bond. The Obligor, at the request of the Surety, shall execute and deliver all instruments and papers and do whatever else necessary to transfer, assign and secure such rights and the Obligor shall do nothing to prejudice such rights. The execution by the Obligee of a release, satisfaction or waiver of the rights. The execution by the Obligee of a release, satisfaction or waiver of the right to collect any unfunded principal of the Loan or to the release any of the Collateral shall equally release the Surety from any further obligations under the Bond.


 8.  PROOF AND PAYMENT OF LOSS

     In accordance with section 5, Notice of Default shall constitue Proof of Loss. The Surety shall pay the Loss hereunder no later than sixty (60) days after the giving of notice of default and after notifi-cation by the Obligee in writing to the Surety at the address in section 5.


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 9.  ACTION AGAINST SURETY

     No action arising out of this Bond may be brought against the Surety unless such action is commenced within twenty-five (25) months following the date of default, if the foregoing limitation is controlled by super-seding law or fixed by agreement under any statute controlling the construction of Bond, the shortest permissible statuatory limitation of time shall be deemed controlling and shall supersede the time limitations herein stated.


10.  ACCESS TO RECORDS

     The Surety may, at any reasonable time, examine or copy any of the Obligee's books, records, accounts, documentation, collateral and/or any other information in the possession of control of the obligee relating to or connected with the subject of this bond.


11:  CHOICE OF LAW

     The construction, validity and performance of this bond shall be governed by the laws of the State of California, USA, and applicable international law and/or applicable Federal Laws

12:  EFFECTIVE DATE:

     This bond is effective July __20__, 1999 or before, subject to full payment of premium.


SIGNED, SEALED AND DATED THIS __28th__ day of __July__ 1999


PRINCIPAL OBLIGOR: /s/  Frank C. Colmes
                        ----------------
                        Frank C. Colmes
                        Chief Financial Officer
                        Affordable Homes of America

           SURETY: /s/  Mr. Michael Yang
                        ----------------
                        Mr. Michael Yang
                        Senior Underwriter
                        American Home Assurance Corporation

          OBLIGEE: /s/  Mr. Gunter Helmut
                        -----------------
                        Mr. Gunter Helmut
                        Director
                        Euro Federal Bank N.V.